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EXHIBIT 10.3
                              ADDENDUM
                                 To
                 Development and License Agreement
                              Between
        Southern Wireless, Inc. and Iterated Systems, Inc.
                      Executed March 17, 2000

     This Addendum is executed for the mutual benefit of both parties.

     The definitions, abbreviations and section numbers used in the Development and License Agreement between Southern Wireless, Inc. and Iterated Systems, Inc., and executed on March 17, 2000, are incorporated herein.

     1. Replacement Sections. The numbered sections below replace, in their entirety, the corresponding numbered sections in the Agreement. Exhibit B below replaces, in its entirety, Exhibit B from the Agreement.

     1.2 ClearVideo Source Code.   ClearVideo Source Code is the human
readable code that compiles to the personal computer software described in Exhibit B as delivered by ISI to SWI under its Section 4.1.1 obligation. The ClearVideo Source Code includes source code for both encoder and decoder, which source code can be compiled into run-time versions. For the purposes of the Agreement, the ClearVideo Source Code includes source code for ClearFusion as delivered by ISI to SWI under its Section 4.1.1(f) obligation, which source code can be compiled into a browser plug-in

     1.13 Marketing Material. Marketing Material shall consist of (1) the names "ClearVideo" and "ClearFusion"; (2) the manual and packaging of ClearVideo Version 1.2, but excluding: (a) all references to Iterated Systems, Inc. (in any form including but not limited to Iterated Systems and Iterated), (b) Iterated Systems' fern logo and (c) general corporate information of Iterated Systems including but not limited to addresses, phone numbers and other contact information; (3) the ClearVideo logo(s) as contained in the manual and packaging of ClearVideo Version 1.2; (4) any ISI trademark rights in the name ClearVideo or ClearFusion, or any ISI service mark rights in the name ClearVideo and the name ClearFusion, but only to the extent, if any, such rights exists; and (5) the web addresses: www.clearvideo.com and www.clearvideo.com.uk.

Exhibit B

ClearVideo Description

     ClearVideo is computer software that runs on Pentium processors inside personal computers which have compatible configurations including compatible memory, graphics, operating systems, browser, and input/output resources. ClearVideo includes both encoder and decoder functionality. The encoder is not a stand-alone program but requires a compatible video editor such as Adobe Premier 4.0. The ClearVideo

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encoder encodes video only, but a compatible video editor and personal computer environment will provide the ability to encode audio as well. The ClearVideo Source Code will compile to version 1.2 provided to SWI for evaluation prior to the execution of the Agreement. For the purposes of the Agreement, ClearVideo also includes ClearFusion. ClearFusion is a plug-in for certain versions of browsers which was distributed by ISI under the name ClearFusion. ClearFusion is distinct from, and not part of, the ClearVideo Source Code Encoder.

     2. Additional Sections. The numbered sections below are to be added to the sections indicated below.

     The following section is added to Section 1 of the Agreement:

     1.17 ClearFusion Source Code. ClearFusion Source Code is that portion of the ClearVideo Source Code which compiles to the ClearFusion plug-in provided to SWI by ISI under ISI Section 4.1.1(f) obligation.

     The following section is added to Section 2 of the Agreement:

     2.1 (a) ClearFusion License.   All of the rights, benefits and
provisions of the licenses granted to SWI for ClearVideo are also granted to SWI for ClearFusion. All of the reservations and restrictions of the licenses granted to SWI for ClearVideo also apply to ClearFusion.

     The following section are added to Section 4.1 of the Agreement:

     4.1.1 (f) Within five (5) days of the execution date of this Addendum, ISI will provide Southern Wireless with ClearFusion Source Code.

EMajix.com, Inc. formally
SOUTHERN WIRELESS, INC.            ITERATED SYSTEMS, INC.

BY:  /s/ Ryan Corley               BY:  /s/ Alan Sloan
     Ryan Corley, President             Alan Sloan, Executive V.P.

Dated May 8, 2000                  Dated May 8, 2000